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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            ------------------------

                                   FORM 8-K/A

                       AMENDMENT TO APPLICATION OR REPORT

                  FILED PURSUANT TO SECTION 12, 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                             THE TITAN CORPORATION

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                               AMENDMENT NO. ONE

    The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K (Dated December 22, 1999 and November 2, 1999) as set forth in the pages attached hereto:

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial Statements of Businesses Acquired.

       Transnational Partners II, LLC Financial Statements for the period from commencement to December 31, 1997 and 1998, the JB Systems, Inc. and Assist Cornerstone Technologies, Inc. financial statements for the years ended December 31, 1996, 1997 and 1998. The SFG Technologies Inc. financial statements will be provided at a later date as soon as they become available.

    (b) Pro Forma Financial Information.

       Pro Forma condensed balance sheet as of September 30, 1999.

       Pro Forma condensed statement of operations for the nine months ended September 30, 1999.

       Pro Forma condensed statement of operations for the year ended December 31, 1998.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

    (c) Exhibits

       23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.

       23.2  Consent of Arthur Andersen LLP, Independent Public Accountants.

       23.3  Consent of Ernst & Young LLP, Independent Auditors.

                                                       THE TITAN CORPORATION
                                                       (Registrant)

                                                       By:                /s/ ERIC M. DEMARCO
                                                            ----------------------------------------------
                                                                            Eric M. DeMarco
                                                                     EXECUTIVE VICE PRESIDENT AND
                                                                        CHIEF FINANCIAL OFFICER

Date January   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PRO FORMA FINANCIAL INFORMATION

    The accompanying pro forma financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in The Titan Corporation's ("the Company" or "Titan") Annual Report on Form 10-K for the year ended December 31, 1998, the Notes to Consolidated Financial Statements contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999 and the Notes to the Transnational Partners II, LLC, ("TNP"), JB Systems, Inc., ("Mainsaver"), Assist Cornerstone Technologies, Inc., ("Assist") and SFG Technologies, Inc. ("SFG"), (collectively, the "Acquired Companies"), financial statements.

    The following unaudited pro forma condensed balance sheets and unaudited pro forma condensed statements of operations (collectively, the "Pro Forma Statements") have been prepared to illustrate the estimated effects of the mergers and purchase of the Acquired Companies, for the balance sheet purposes as of September 30, 1999, and for statement of operations purposes for the year ended December 31, 1998 and for the nine months ended September 30, 1999. The operating results for TNP are included in the Titan operating results for the nine months ended September 30, 1999. The unaudited pro forma condensed statements of operations combine Titan's revenues and expenses for the year ended December 31, 1998 (Titan's fiscal year end) with the Acquired Companies aggregate revenues and expenses for the year ended December 31, 1998; and Titan's revenues and expenses for the nine months ended September 30, 1999 with the Acquired Companies aggregate revenues and expenses for the nine months ended September 30, 1999. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable in the circumstances. The unaudited pro forma statements of operations include the recurring items which are directly attributable to the mergers and acquisitions, such as amortization of additional goodwill, increase in interest expense, increase in preferred dividends, and the related tax effects thereof. The unaudited pro forma statements do not purport to represent what Titan's financial position or results of operations would actually have been if the acquisitions in fact had occurred on the date or at the beginning of the periods indicated, nor do they purport to project Titan's financial position or results of operations for any future date or period.

                             THE TITAN CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
THE TITAN CORPORATION
  Pro Forma Financial Statements (Unaudited):
    Pro Forma Condensed Combined Balance Sheet
     (Unaudited)............................................     F-2
    Pro Forma Condensed Combined Statements of Operations
     (Unaudited)............................................     F-3
    Notes to Pro Forma Condensed Combined Financial
     Statements (Unaudited).................................     F-5

TRANSNATIONAL PARTNERS II, LLC
  Report of Independent Public Accountants..................     F-8
  Balance Sheets............................................     F-9
  Statements of Income......................................    F-10
  Statements of Members' Equity.............................    F-11
  Statements of Cash Flows..................................    F-12
  Notes to Financial Statements.............................    F-13

JB SYSTEMS, INC.
  Report of Independent Public Accountants..................    F-15
  Balance Sheets............................................    F-16
  Statements of Operations..................................    F-17
  Statements of Stockholders' Deficit.......................    F-18
  Statements of Cash Flows..................................    F-19
  Notes to Financial Statements.............................    F-20

ASSIST CORNERSTONE TECHNOLOGIES, INC.
  Report of Independent Auditors............................    F-27
  Balance Sheets............................................    F-28
  Statements of Operations..................................    F-29
  Statements of Shareholders' Equity (Deficit)..............    F-30
  Statements of Cash Flows..................................    F-31
  Notes to Financial Statements.............................    F-32

SFG TECHNOLOGIES, INC.
  Auditors Report...........................................    F-42
  Balance Sheets............................................    F-43
  Consolidated Statements of Operations.....................    F-44
  Consolidated Statements of Deficit........................    F-45
  Consolidated Statements of Cash Flows.....................    F-46
  Notes to Consolidated Financial Statements................    F-47

                             THE TITAN CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                       (IN THOUSANDS, EXCEPT PAR VALUES)

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS   PRO FORMA
                                     TITAN     MAINSAVER    ASSIST      SFG       (NOTE 4)     COMBINED
                                    --------   ---------   --------   --------   -----------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.......  $  4,207   $     --    $   413    $    --      $    --     $  4,620
  Accounts receivable--net........   131,787      1,559      2,627      2,639                   138,612
  Inventories.....................    12,492         --         --         --           --       12,492
  Prepaid expenses and other......     8,938         69        380        290           --        9,677
  Deferred income taxes...........     5,635         --         --         --           --        5,635
                                    --------   --------    -------    -------      -------     --------
    Total current assets..........   163,059      1,628      3,420      2,929           --      171,036
                                    --------   --------    -------    -------      -------     --------

Property and equipment--net.......    28,476        805        293        693                    30,267
Goodwill--net.....................    89,064         --         --                  55,795      144,859
Other assets......................    11,929         64        260        128           --       12,381
Net assets of discontinued
  operations......................       580         --         --         --           --          580
                                    --------   --------    -------    -------      -------     --------
    Total assets..................  $293,108   $  2,497    $ 3,973    $ 3,750      $55,795     $359,123
                                    --------   --------    -------    -------      -------     --------

LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Line of credit..................  $  6,163   $  1,512    $    --    $   947      $(1,512)    $  7,110
  Accounts payable................    29,598        953      1,219      1,266           --       33,036
  Acquisition debt................     4,800         --         --                      --        4,800
  Current portion of long-term
    debt..........................     2,089        211        187        400         (400)       2,487
  Accrued compensation and
    benefits......................    17,008         --         --         --           --       17,008
  Deferred revenue................        --      1,515        508      1,996                     4,019
  Other accrued liabilities.......    12,010        729        445         --        7,300       20,484
                                    --------   --------    -------    -------      -------     --------
    Total current liabilities.....    71,668      4,920      2,359      4,609        5,388       88,944

Other long term liabilities.......    16,801        485        197        504        5,176       23,163
Long term debt....................     7,090      1,653      2,327      3,110       (6,590)       7,590
Line of credit....................   110,712         --         --         --       39,352      150,064
Preferred stock...................        --         --        305         --         (305)          --

STOCKHOLDERS' EQUITY:
  Preferred stock.................       695         --         --         --           --          695
  Common stock....................       437      6,197          5      2,981       (9,182)         438
  Additional paid-in capital......    98,833         --          9         --           (9)      98,833
  Retained earnings (deficit).....   (10,492)   (10,758)    (1,229)    (7,454)      21,965       (7,968)
  Treasury stock..................    (2,636)        --         --         --           --       (2,636)
                                    --------   --------    -------    -------      -------     --------
    Total stockholders' equity....    86,837     (4,561)    (1,215)    (4,473)      12,774       89,362
                                    --------   --------    -------    -------      -------     --------
    Total liabilities and
      stockholders' equity........  $293,108   $  2,497    $ 3,973    $ 3,750      $55,795     $359,123
                                    ========   ========    =======    =======      =======     ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS UNAUDITED PRO FORMA BALANCE
                                     SHEET.

                             THE TITAN CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                         PRO FORMA
                                                             ASSIST          SFG        ADJUSTMENTS   PRO FORMA
                                     TITAN     MAINSAVER   CORNERSTONE   TECHNOLOGIES    (NOTE 4)     COMBINED
                                    --------   ---------   -----------   ------------   -----------   ---------
Revenues..........................  $274,059    $ 6,267       $9,585        $4,960        $    --     $294,871
Cost of revenues..................   211,147      1,626        5,596           219             --      218,588
                                    --------    -------       ------        ------        -------     --------
  Gross profit....................    62,912      4,641        3,989         4,741             --       76,283

Operating expenses:
  Selling, general and
    administrative................    32,957      3,962        4,049         4,113          2,092       47,173
  Research and development........     5,317      1,774          440           597             --        8,128
                                    --------    -------       ------        ------        -------     --------
    Total operating expenses......    38,274      5,736        4,489         4,710          2,092       55,301
                                    --------    -------       ------        ------        -------     --------
Income (loss) from operations.....    24,638     (1,095)        (500)           31         (2,092)      20,982
Interest income...................       585         --           --            --             --          585
Interest expense..................    (6,712)      (309)        (146)         (215)        (2,269)      (9,651)
                                    --------    -------       ------        ------        -------     --------
Income (loss) before tax..........    18,511     (1,404)        (646)         (184)        (4,361)      11,916
Income tax provision (benefit)....     5,553         --           --            --           (908)       4,645
                                    --------    -------       ------        ------        -------     --------
Net income (loss).................  $ 12,958    $(1,404)      $ (646)       $ (184)       $(3,453)    $  7,271
Dividend requirements on preferred
  stock...........................      (521)        --           --            --             --         (521)
                                    --------    -------       ------        ------        -------     --------
Net income (loss) available to
  common stock....................  $ 12,437    $(1,404)      $ (646)       $ (184)       $(3,453)    $  6,750
                                    ========    =======       ======        ======        =======     ========
Basic earnings (loss) per share...  $   0.33                                                          $   0.17
                                    ========                                                          ========
Weighted average shares--basic....    38,076         --          516            --             --       38,592
                                    ========    =======       ======        ======        =======     ========
Diluted earnings (loss) per
  share...........................  $   0.29                                                          $   0.15
                                    ========                                                          ========
Weighted average
  shares--diluted.................    45,732         --          516            --             --       46,248
                                    ========    =======       ======        ======        =======     ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                             THE TITAN CORPORATION

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                                  PRO FORMA
                                                                      ASSIST          SFG        ADJUSTMENTS   PRO FORMA
                                   TITAN       TNP      MAINSAVER   CORNERSTONE   TECHNOLOGIES    (NOTE 4)     COMBINED
                                  --------   --------   ---------   -----------   ------------   -----------   ---------
Revenues........................  $303,428    $5,644     $ 7,218      $11,523        $4,868        $    --     $332,681
Cost of revenues................   232,041     4,067       2,387        6,917           206             --      245,618
                                  --------    ------     -------      -------        ------        -------     --------
  Gross profit..................    71,387     1,577       4,831        4,606         4,662             --       87,063
Operating expenses:
  Selling, general and
    administrative..............    37,553       146       5,187        4,477         3,016          3,213       53,592
  Research and development......     5,590        --         946          397         1,853             --        8,786
  Special acquisition related
    charges and other...........     9,891        --          --           --            --             --        9,891
                                  --------    ------     -------      -------        ------        -------     --------
    Total operating expenses....    53,034       146       6,133        4,874         4,869          3,213       72,269
                                  --------    ------     -------      -------        ------        -------     --------
Income (loss) from operations...    18,353     1,431      (1,302)        (268)         (207)        (3,213)      14,794
Interest expense................    (7,377)       --        (165)        (319)         (363)        (2,641)     (10,865)
Interest income.................       392         9          --           29            --             --          430
                                  --------    ------     -------      -------        ------        -------     --------
Income (loss) from continuing
  operations before income taxes
  and cumulative effect of
  change in accounting
  principle.....................    11,368     1,440      (1,467)        (558)         (570)        (5,854)       4,359
Income tax provision
  (benefit).....................     4,155         5          --         (180)           --         (1,057)       2,923
                                  --------    ------     -------      -------        ------        -------     --------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle.....................     7,213     1,435      (1,467)        (378)         (570)        (4,797)       1,436
Cumulative effect of change in
  accounting principle, net of
  taxes.........................   (19,474)       --          --           --            --             --      (19,474)
Loss from discontinued
  operations, net of taxes......    (7,444)       --          --           --            --             --       (7,444)
                                  --------    ------     -------      -------        ------        -------     --------
Net income (loss)...............  $(19,705)   $1,435     $(1,467)     $  (378)       $ (570)       $(4,797)    $(25,482)
Dividend requirements on
  preferred stock...............      (778)       --          --           --            --             --         (778)
Net income (loss) available to
  common stock..................  $ 20,483    $1,435     $(1,467)     $  (378)       $ (570)       $(4,797)    $(26,260)
                                  ========    ======     =======      =======        ======        =======     ========
Basic earnings (loss) per
  share.........................
Income (loss) from continuing
  operations....................  $   0.18                                                                     $   0.02
                                  ========                                                                     ========
Weighted average
  shares--basic.................    34,895        --          --          516            --             --       35,411
                                  ========    ======     =======      =======        ======        =======     ========
Diluted earnings (loss) per
  share.........................
Income (loss) from continuing
  operations....................  $   0.18                                                                     $   0.02
                                  ========                                                                     ========
Weighted average
  shares--diluted...............    36,177     2,345          --          516            --         (2,345)      36,177
                                  ========    ======     =======      =======        ======        =======     ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                             THE TITAN CORPORATION

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    Cayenta, Inc. ("Cayenta" or the "Company") was formed as a wholly-owned subsidiary of The Titan Corporation ("Titan") in 1997. Cayenta acquired substantially all of the assets and liabilities of Transnational Partners II, LLC ("TNP") in January 1999, and J.B. Systems, Inc. in November 1999, and Assist Cornerstone Technologies, Inc. ("Assist") and SFG Technologies, Inc. ("SFG") in December 1999. (See Note 3 The 1999 Aquired Companies).

2. BASIS OF PRESENTATION

    The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of Titan to give effect to the acquisitions described in Note 3 below. The pro forma condensed consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or the results that may be attained in the future.

    Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Titan and the historical financial statements of the Acquired Companies.

    The information in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 have been derived from (i) the audited statements of operations of Titan, TNP and each of the 1999 Acquired Companies for the year ended December 31, 1998, (except with respect to SFG Technologies which includes the audited eight month period ended December 31, 1998 and the unaudited four month period ended April 30, 1998) (ii) the unaudited statements of operations of Titan for the nine months ended September 30, 1999 and (iii) the unaudited statements of operations of the 1999 Acquired Companies for the nine months ended September 30, 1999.

    The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are no significant differences between U.S. and Canadian GAAP relative to SFG Technologies.

3. ACQUISITIONS

    All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

    TNP. In January 1999, Cayenta acquired substantially all of the assets of TNP, an enterprise application integration consulting company. The Company acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of Cayenta convertible preferred stock. The Company will pay an additional $2.8 million note that was issued as part of its acquisition of TNP, plus

                             THE TITAN CORPORATION

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

7% interest thereon, in January 2000. Acquisition goodwill of $12.7 million is being amortized on a straight-line basis over 30 years.

THE 1999 ACQUIRED COMPANIES

    MAINSAVER. In November 1999, Cayenta acquired J.B. Systems, an enterprise asset management, or EAM, company doing business under the name Mainsaver. The Company acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist Cornerstone, an e-commerce solutions and software company. The Company acquired Assist Cornerstone for 516,000 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. The Company acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately
$3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Acquisition costs related to the 1999 Acquired Companies approximated $5.1 million which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $55.8 million and is being amortized over 20 years.

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the historical condensed consolidated balance sheets and statements of operations as if the acquisitions described in Note 3 were consummated at September 30, 1999 and as of the beginning of the periods presented, respectively:

    BALANCE SHEETS

        (a) To reflect the goodwill related to the 1999 Acquired Companies,

                             THE TITAN CORPORATION

                                  (UNAUDITED)

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS (CONTINUED)

        (b) To reflect the retirement of certain debt of the 1999 Acquired Companies using advances under our line of credit,

        (c) To reflect the purchase price holdbacks and to accrue for transaction costs,

        (d) To eliminate the 1999 Acquired Companies equity accounts

    STATEMENTS OF OPERATIONS

        (e) To reflect incremental amortization (on a straight-line basis over 20 years) of goodwill related to the purchase of the 1999 Acquired Companies and to reflect the amortization (on a straight line basis over 30 years) of goodwill related to the TNP acquisition

        (f) To reflect incremental interest expense on advances under our line of credit to fund the cash portion of the purchase prices of the TNP acquisition and of the 1999 Acquired Companies and to reflect interest expense related to holdback amounts for the 1999 Acquired Companies.

        (g) To reflect (i) the change in income taxes related to pro forma adjustments, and (ii) income taxes on TNP as if it were a C corporation for federal income tax purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying balance sheets of Transnational
Partners II, LLC, a California limited liability company, (the "Company"), as of December 31, 1997 and 1998, and the related statements of income, members' equity, and cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transnational Partners II, LLC as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                         TRANSNATIONAL PARTNERS II, LLC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
ASSETS

Current Assets
  Cash......................................................     $183         $259
  Accounts receivable.......................................      370          612
                                                                 ----         ----
    Total assets............................................     $553         $871
                                                                 ====         ====

LIABILITIES AND MEMBERS' EQUITY
  Accounts payable and accrued expenses.....................     $285         $448
                                                                 ----         ----
    Total liabilities.......................................      285          448
                                                                 ----         ----

Commitments and contingencies
Members' Equity:
  Members' capital..........................................       20           20
  Retained earnings.........................................      248          403
                                                                 ----         ----

    Total members' equity...................................      268          423
                                                                 ----         ----
    Total liabilities and members' equity...................     $553         $871
                                                                 ====         ====

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   ------------
Revenues....................................................        $2,850           $5,644
Cost of revenues............................................         2,211            4,067
                                                                    ------           ------
  Gross profit..............................................           639            1,577
Selling, general, and administrative expenses...............            31              146
                                                                    ------           ------
Income from operations......................................           608            1,431
Interest income.............................................             5                9
                                                                    ------           ------
Income before tax...........................................           613            1,440
Provision for income tax....................................             5                5
                                                                    ------           ------
Net income..................................................        $  608           $1,435
                                                                    ======           ======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                                 (IN THOUSANDS)

                                                              MEMBERS'   RETAINED
                                                              CAPITAL    EARNINGS    TOTAL
                                                              --------   --------   --------
Balances at February 9, 1997 (Commencement of Operations)...    $--      $    --    $    --
  Membership contributions..................................     20           --         20
  Net income................................................                 608        608
  Distributions.............................................     --         (360)      (360)
                                                                ---      -------    -------
Balances at December 31, 1997...............................     20          248        268
  Membership contributions..................................      2           --          2
  Repurchase of membership shares...........................     (2)          --         (2)
  Net income................................................               1,435      1,435
  Distributions.............................................     --       (1,280)    (1,280)
                                                                ---      -------    -------
Balances at December 31, 1998...............................    $20      $   403    $   423
                                                                ===      =======    =======

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                         TRANSNATIONAL PARTNERS II, LLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................        $  608           $ 1,435
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Changes in operating assets and liabilities:
      Accounts receivable...................................          (370)             (242)
      Accounts payable and accrued expenses.................           285               163
                                                                    ------           -------
Net cash provided by operating activities...................           523             1,356
                                                                    ------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of membership shares.................................            20                 2
  Repurchase of membership shares...........................            --                (2)
  Distributions to members..................................          (360)           (1,280)
                                                                    ------           -------
Net cash used in financing activities.......................          (340)           (1,280)
                                                                    ------           -------
Net increase in cash........................................           183                76
Cash at beginning of period.................................            --               183
                                                                    ------           -------
Cash at end of period.......................................        $  183           $   259
                                                                    ======           =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  State income taxes paid...................................        $    1           $     4
                                                                    ======           =======

  THE ACCOMPANYINIG NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Transnational Partners II, LLC a California limited liability company, (the "Company") is an enterprise application integration consulting company. The Company was formed on September 25, 1996, with the execution of a limited liability company operating agreement (the "Agreement"), commenced operations on February 9, 1997. In January 1999, Cayenta, Inc. acquired substantially all of the assets and liabilities of the Company.

    REVENUE RECOGNITION The majority of the Company's revenues are derived from time and material contracts and are recognized as services are performed. Revenues derived from fixed-price contracts are recognized under the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable.

    USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES The Company is treated as a partnership for income tax reporting purposes, rather than an association taxable as a corporation. Accordingly, no provision for federal taxes has been included in the accompanying statements of income. Such taxes are imposed on the individual members for their respective shares of the Company's income. The tax returns and amounts of distributable income or loss of the Company are subject to examination by federal and state taxing authorities. If such examination results in a change in the Company's income tax status or in a change to distributable income or loss of the Company, the tax liability of the Company or of the members could be changed accordingly.

    DISTRIBUTIONS Membership interests of the members reflect capital contributions made in accordance with the Agreement. Distributions or allocations of assets are made in proportion to the partner's respective membership interest, and are made at the sole discretion of the Company's management.

    FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximate their fair values due to the short-term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

2. CREDIT RISK

    All of the Company's revenues are from a single customer. Accounts receivable due from this customer totaled $612 and $370 at December 31, 1998 and 1997, respectively. Historically, the Company has not incurred credit losses.

                         TRANSNATIONAL PARTNERS II, LLC

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

3. SALE OF LLC MEMBERSHIP UNITS

    The Company was formed with a contribution of $20 made by the two senior (voting) members for 60% and 40% of the membership units, respectively.

    On April 2, 1998, the Company sold associate membership units to 16 individuals. Associate membership units are non-voting but are otherwise entitled to all the benefits afforded to associated members as defined in the agreement. The units were sold for $0.1 and entitled the member to 0.5% of the equity of the Company.

4. SUBSEQUENT EVENT

    In January 1999, the Company was acquired by Cayenta, Inc., a wholly owned subsidiary of The Titan Corporation, for $9.8 million in a transaction that was accounted for as a purchase. The purchase price consisted of $7.0 million cash, a $2.8 million note due January 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and 2,345 shares of convertible preferred stock of Cayenta, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying balance sheets of JB Systems, Inc., d.b.a. Mainsaver (the "Company") (a California corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JB Systems, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current Assets:
  Cash......................................................  $    15    $    24            --
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $123 and $400, respectively.............      522        729         1,559
  Prepaid expenses and other current assets.................       16         75            69
                                                              -------    -------      --------
    Total current assets....................................      553        828         1,628
Property and equipment, net.................................      295        605           805
Capitalized software, net...................................      182         45            --
Other assets................................................       23        102            64
                                                              -------    -------      --------
    Total assets............................................  $ 1,053    $ 1,580      $  2,497
                                                              =======    =======      ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Bank overdraft............................................  $   192    $   191           452
  Line of credit............................................       --      1,192         1,512
  Accounts payable..........................................      227        560           953
  Accrued expenses..........................................      280        230           277
  Deferred revenues.........................................    1,087      1,020         1,515
  Current portion of capital lease obligations..............       70         67           211
  Current portion of note payable to stockholder............       79         --            --
                                                              -------    -------      --------
    Total current liabilities...............................    1,935      3,260         4,920
                                                              -------    -------      --------
Deferred revenues...........................................      388        326           222
Capital lease obligations...................................       93        148           263
Notes payable to stockholder, net...........................      423      1,400         1,653
                                                              -------    -------      --------
    Total liabilities.......................................    2,839      5,134         7,058
                                                              -------    -------      --------

Stockholders' Deficit:
Common Stock:...............................................
  Class A common stock, no par value; 2,250 shares
    authorized, 1,272 and 1,174 shares issued and
    outstanding, respectively...............................      216      5,800         6,197
  Class B nonvoting common stock, no par value; 250 shares
    authorized, no shares issued and outstanding............       --         --            --
Accumulated deficit.........................................   (2,002)    (9,354)      (10,758)
                                                              -------    -------      --------
    Total stockholders' deficit.............................   (1,786)    (3,554)       (4,561)
                                                              -------    -------      --------
Total liabilities and stockholders' deficit.................  $ 1,053    $ 1,580      $  2,497
                                                              =======    =======      ========

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               YEAR ENDED              NINE MONTHS ENDED
                                                              DECEMBER 31,               SEPTEMBER 30,
                                                     ------------------------------   -------------------
                                                       1996       1997       1998       1998       1999
                                                     --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
Revenues...........................................   $5,183     $6,162    $ 7,218     $5,909    $ 6,267
Cost of revenues...................................    1,747      2,459      2,387      2,043      1,626
                                                      ------     ------    -------     ------    -------
  Gross profit.....................................    3,436      3,703      4,831      3,866      4,641
                                                      ------     ------    -------     ------    -------
Operating expenses:
  Selling, general and administrative..............    2,714      2,932      4,892      3,139      3,799
  Research and development.........................      823        778        946        594      1,774
  Depreciation and amortization....................      255        274        295        253        163
                                                      ------     ------    -------     ------    -------
    Total operating expenses.......................    3,792      3,984      6,133      3,986      5,736
                                                      ------     ------    -------     ------    -------
Loss from operations...............................     (356)      (281)    (1,302)      (120)    (1,095)
Interest expense...................................       68         75        165         93        309
                                                      ------     ------    -------     ------    -------
  Net loss.........................................   $ (424)    $ (356)   $(1,467)    $ (213)   $(1,404)
                                                      ======     ======    =======     ======    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                                             COMMON STOCK
                                                         --------------------
                                                          NUMBER                ACCUMULATED
                                                         OF SHARES    AMOUNT      DEFICIT      TOTAL
                                                         ---------   --------   -----------   --------
Balances at December 31, 1995..........................      477      $   77      $ (1,208)   $(1,131)
  Net loss.............................................       --          --          (424)      (424)
  Stock compensation charge............................       --         100            --        100
  Exercise of stock options and warrants...............      809          33            --         33
                                                          ------      ------      --------    -------
Balances at December 31, 1996..........................    1,286         210        (1,632)    (1,422)
  Net loss.............................................       --          --          (356)      (356)
  Repurchase of common stock and stockholder
    distributions......................................      (15)         (1)          (14)       (15)
  Stock compensation charge............................       --           6            --          6
  Exercise of stock options and warrants...............        1           1            --          1
  Issuance of common stock.............................       --          --            --         --
                                                          ------      ------      --------    -------
Balances at December 31, 1997..........................    1,272         216        (2,002)    (1,786)
  Net loss.............................................       --          --        (1,467)    (1,467)
  Repurchase of common stock and stockholder
    distributions......................................   (1,272)       (216)       (5,885)    (6,101)
  Issuance of common stock.............................    1,174       5,800            --      5,800
                                                          ------      ------      --------    -------
Balances at December 31, 1998..........................    1,174       5,800        (9,354)    (3,554)
                                                          ------      ------      --------    -------
The following information is unaudited:
Net loss (unaudited)...................................       --          --        (1,404)    (1,404)
Issuance of warrants...................................       --         397            --        397
Balances at September 30, 1999 (unaudited).............    1,174      $6,197      $(10,758)   $(4,561)
                                                          ======      ======      ========    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                        YEAR ENDED                    ENDED
                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(424)     $(356)    $(1,467)    $ (213)   $(1,404)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     255        274         295        253        163
    Stock compensation charge...............................     100          6          --                    --
    Amortization of debt discount...........................      --         --          --                    50
    Loss on disposal of assets..............................      --         --           8                    --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................     144        145        (207)      (427)      (830)
      Prepaid expenses and other current assets.............      25         18         (59)      (100)         5
      Accounts payable......................................     (32)       (50)        333       (188)       393
      Accrued expenses......................................      85        (41)        (50)       211         46
      Deferred revenues.....................................    (122)       249        (129)       341        392
      Other assets..........................................      16         --         (79)       (82)        39
                                                               -----      -----     -------     ------    -------
        Net cash provided by (used in) operating
          activities........................................      47        245      (1,355)      (205)    (1,146)
                                                               -----      -----     -------     ------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (43)       (67)       (352)       (45)       (27)
                                                               -----      -----     -------     ------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net line of credit borrowings (repayments)................     110       (200)      1,192         --        320
  Change in bank overdraft..................................      --        192          --       (192)       261
  Net (repayments) borrowings on note payable to
    stockholder.............................................      (3)       404        (502)      (502)       600
  Repayment of capital lease obligations....................     (41)       (59)        (73)       (51)       (32)
  Net repayments on long term debt..........................     (89)      (502)         --         --
  Proceeds from issuance of common stock....................      33          1       5,800      5,800
  Repurchase of Common Stock................................      --        (15)         --         --         --
  Distributions to stockholders.............................      --         --      (4,701)    (4,701)        --
                                                               -----      -----     -------     ------    -------
        Net cash provided by (used in) financing
          activities........................................      10       (179)      1,716        354      1,149
                                                               -----      -----     -------     ------    -------
Net increase (decrease) in cash.............................      14         (1)          9        104        (24)
Cash, beginning of year.....................................       2         16          15         15         24
                                                               -----      -----     -------     ------    -------
Cash, end of year...........................................   $  16      $  15     $    24        119         --
                                                               =====      =====     =======     ======    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest................................................      58         59         139         69        235
    Income taxes............................................       1         --          --         --          1

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Redemption of common stock in exchange for note payable to stockholder in connection with the leveraged
    recapitalization........................................      --         --       1,400      1,400         --
  Acquisition of equipment financed by capital lease
    obligations.............................................      80         32         125         92        290

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                         NOTES TO FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

    JB Systems, Inc. (the "Company") is an enterprise asset management, or EAM, company whose software enables customers to efficiently manage their equipment maintenance processes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    DEFERRED REVENUES Deferred revenues consists principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenues from the contracts is recognized ratably over the contract period.

    SOFTWARE DEVELOPMENT COSTS In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", software development costs are capitalized from the time the product's technological feasibility has been established until such time as the product is released for sale to the general public. Amortization of capitalized software is generally recorded on a straight-line basis over four years. No amounts were capitalized in the years ended December 31, 1996, 1997, 1998 or in the nine month period ended
September 30, 1999, respectively. Amortization of capitalized software amounted to $137, $137, $137, and $45 in such periods.

    PROPERTY AND EQUIPMENT Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets of five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the leasehold improvement.

    INCOME TAXES

    Deferred income taxes are provided for temporary differences between the financial statement and income tax bases of the Company's assets and liabilities, based on statutory tax rates. A valuation

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss.

    INTERIM RESULTS (UNAUDITED). The accompanying balance sheet as of September 30, 1999 and the related statements of operations and of cash flows for the nine months ended September 30, 1998 and 1999, and the statement of stockholders' deficit for the nine months ended September 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.

3. RECAPITALIZATION

    On August 11, 1998, the Company completed a leveraged buyout recapitalization (the "Recapitalization") pursuant to a Plan of Merger (the "Merger") among JBS Acquisition, Inc. ("Newco") as a purchaser, and both the Company and the founder and majority stockholder of the Company (the "Founder") as sellers. Under the Recapitalization, Newco was merged with and into the Company, and the separate corporate existence of Newco ceased, resulting in the Company as the surviving corporation. Each share of common stock of Newco issued and outstanding immediately prior to the Merger was converted into one share of common stock of the Company.

    Under the Recapitalization, each share of the Company's stock issued and outstanding immediately prior to the merger, other than the Founder's 25% retained interest, was canceled and extinguished and converted automatically into the right to receive Merger consideration as follows: (a) the Founder

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. RECAPITALIZATION (CONTINUED)

received a note in the principal amount of $2.0 million and a cash payment of $1.9 million and (b) the minority stockholders of the Company who owned common stock prior to the Merger received a cash payment of $2.3 million. The Recapitalization was financed through cash contributions of $5.0 million by stockholders of Newco in exchange for Newco common stock. These transactions are being accounted for as a recapitalization under which the existing basis of accounting will be continued, and assets and liabilities of the continuing business are being carried forward.

    On April 30, 1999, as a result of certain disputes, the Company, its stockholders and the Founder agreed to reduce the note payable to the Founder from $2.0 million $1.4 million, which has been recorded as a $600 reduction in note payable to stockholder and repurchase of common stock and stockholder distributions in the accompanying financial statements.

    On August 11, 1998, one of the stockholders of Newco entered into a Purchase Option Agreement with the Company and each of the other stockholders of the Company, whereby the stockholder is entitled to buy out the other stockholders of the Company. The purchase price of the option paid to the stockholders was $757 in aggregate, which the stockholders used to acquire additional shares of stock from the Company. The purchase option expired upon the acquisition of the Company by Cayenta, Inc. (See Note 13.)

    Sources and uses of cash in connection with the Recapitalization are summarized below:

Sources of cash:
  Newco common stock issued.................................   $5,043
  Purchase option agreement.................................      757
                                                               ------
                                                               $5,800
                                                               ======

Uses of cash:
  Payment to founder........................................   $1,924
  Payment to minority stockholders..........................    2,326
  Repayment of debt and accrued interest....................      772
  Transaction costs.........................................      421
  Remaining cash............................................      357
                                                               ------
                                                               $5,800
                                                               ======

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1998 are summarized as follows:

                                                                1997       1998
                                                              --------   --------
Computer equipment..........................................   $ 518      $  721
Leasehold improvements......................................      --          21
Furniture and fixtures......................................     140         277
                                                               -----      ------
Total cost..................................................     658       1,019
Accumulated depreciation....................................    (363)       (414)
                                                               -----      ------
Net property and equipment..................................   $ 295      $  605
                                                               =====      ======

5. LINE OF CREDIT

    The Company has a $2.0 million line of credit with a bank. Advances against the line of credit bear interest at the bank's reference rate plus 0.75% (8.5 % at December 31, 1998). Interest is payable monthly. The line of credit matures April 2000 and is collateralized by substantially all of the assets of the Company. The line of credit contained certain restrictions and financial covenants. The line of credit was extinguished in connection with the Company being acquired by Titan.

6. NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1996, the Company had a note payable to an officer/stockholder in the amount of $45 with interest payable quarterly at 8% and principal due on demand. Additionally, the Company had a note payable to an officer/stockholder of $457, due in monthly installments of $11 including interest at 11.25%, maturing September 2002. Both of these notes were extinguished in connection with the recapitalization (see Note 3).

    In connection with the Recapitalization, the Company issued a note payable to the Founder in the amount of $2.0 million, which was subsequently reduced to $1.4 million (see Note 3), payable in full on September 1, 2001, plus interest at a rate of ten percent per annum. The principal sum of this note may be prepaid in whole or in part without penalty at any time by or on behalf of the Company. Interest is payable monthly. This note was paid down to $500 in connection with Cayenta's acquisition of the Company (see Note 13).

7. INCOME TAXES

    As of December 31, 1998, the Company had net operating loss carryforwards of approximately $2.0 million and $800 for Federal and California reporting purposes, respectively. The differences between the federal and the California losses are primarily attributable to the 50% limitation on state carryforwards. The Federal loss carryforwards will begin expiring in 2018, unless previously utilized, while the California losses will begin expiring in 2003. Utilization of the Company's net operating loss carryforwards may be limited as a result of certain changes in the Company's ownership. The realization of the deferred tax asset is dependant upon the Company generating sufficient taxable income prior to expiration of its operating loss and credit carryforwards. Due to the uncertainty

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7. INCOME TAXES (CONTINUED)

regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset.

8. COMMITMENTS

    The Company leases its facilities under operating leases that require minimum monthly payments of $24, as well as payment of all property taxes, insurance and other costs. In addition, the Company leases certain office equipment under operating leases through September 2002.

    Property under capital leases at December 31, 1998 consists primarily of computer and office equipment. Total cost of property under capital leases was $412 at December 31, 1998. Accumulated depreciation related to property under capital leases was $218 at December 31, 1998.

    Future minimum rentals under capital and operating leases as of December 31, 1998 are approximately as follows:

                                                          CAPITAL    OPERATING
                                                          --------   ---------
1999....................................................  $     87   $    307
2000....................................................        68        179
2001....................................................        51          6
2002....................................................        31         --
2003....................................................        23         --
                                                          --------   --------
Total future minimum lease payments.....................       260   $    492
                                                                     ========
Less amount representing interest.......................       (45)
                                                          --------
Present value of minimum lease payments.................       215
Current portion of capital lease obligations............       (67)
                                                          --------
Long-term capital lease obligations.....................  $    148
                                                          ========

9. EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) plan. Under the plan, qualified employees may elect to defer up to 15% of their salaries, subject to the Internal Revenue Code limits. The Company contributes a matching 30% of employee contributions for all employees with annual incomes less than $80. Employees with annual incomes of $80 or more do not receive matching contributions from the Company. Company contributions to the Plan were $13, $14, $36, $32, and $46 during the years ended December 31, 1996, 1997, 1998 and for the nine months ended September 30, 1998 and 1999, respectively.

10. STOCK OPTIONS

    The Company had an incentive stock option plan which was terminated in 1998, and all outstanding options were canceled. The Company adopted a new stock option plan (the "Plan") in 1998 to enable key employees and non-employees to acquire shares of the Company's common stock.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCK OPTIONS (CONTINUED)

Up to 141 options may be issued under the Plan at an exercise price of not less than 100% of the fair market value at the date of grant. The stock options vest ratably over a four-year period from the date of grant. The stock options may be granted with expiration dates not to exceed ten years. The Company granted 118 and 14 stock options during the year ended 1998 and the nine month period ended September 30, 1999, respectively, with an exercise price of $6.31 per share. No options are exercisable at December 31, 1998.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," defines and encourages the use of the fair-value method of accounting for employee stock-based compensation, but allows the continued use of the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25 and related interpretations. As permitted under SFAS No. 123, the Company continues to use the intrinsic method of accounting for stock-based compensation. Had the compensation cost for the Plan been determined using the fair-value method described in SFAS No. 123, the Company's net loss would not have been substantially different from the reported net loss in 1997 and 1998.

11. RELATED PARTY TRANSACTIONS

    The Company has a management agreement with one of its stockholders to provide management and consulting services related to the operations of the Company. The monthly service fee in connection with the agreement is $8 plus out-of-pocket expenses, and will continue until the occurrence of certain events as defined in the agreement. Additionally, the Company paid a $50 transaction fee to the stockholder in connection with the Recapitalization described in
Note 3.

    Additionally, the Company entered into a consulting agreement with the Founder to provide services commencing February 1999 at $17 per month, plus benefits and out-of-pocket expenses, for one year.

12. LEGAL PROCEEDINGS

    On September 14, 1998, a former distributor of the Company filed an action alleging the Company wrongfully terminated its distribution agreement and is claiming damages of not less than $650. Settlement negotiations are in process. Management believes that the claim is without merit. Additionally, the Company has received indemnification from loss on the claim from the Founder.

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998

    On August 18, 1999, the Company entered into a Convertible Subordinated Loan Agreement whereby a total of $600 was loaned to the Company by its stockholders in amounts proportionate to their respective ownership percentages. The loans are payable in $100 monthly installments commencing March 15, 2000, with a final payment due on August 15, 2000. Interest is payable monthly commencing
September 15, 1999 at eight %. The loan is subordinated to the credit line the Company has with a bank (see Note 5).

    The stockholders may convert any unpaid balance on August 15, 2000 into a certain number of Class A common stock determined by dividing the unpaid balance by the conversion price of $3.71.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998 (CONTINUED)

The agreement also provides that, upon repayment of the loans, the Company will issue the stockholders 59 warrants of the Company's Class A common stock at an exercise price of $3.71 per share. The warrants expire after ten years. The Company has recorded debt discount related to these warrants of $397 as of August 1999 and has recorded related amortization of $50 in the nine month period ended September 30, 1999.

    In November 1999, the Company was acquired by Cayenta, Inc. for
$11.7 million cash of which approximately $8.2 million was paid at closing, $500 due in February 2000 and $3.0 million due May 2001 after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce the outstanding indebtedness of the Company. The Company entered into agreements with its option and warrant holders pursuant to which all options and warrants of the Company were terminated concurrently with the closing of the acquisition.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
  Assist Cornerstone Technologies, Inc.

We have audited the accompanying balance sheets of Assist Cornerstone Technologies, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Assist Cornerstone Technologies, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          [SIGNATURE]

May 28, 1999, except for
  Note 9, as to which the date
  is September 22, 1999.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                              SEPTEMBER 30,    -----------------------
                                                                   1999           1998         1997
                                                              --------------   ----------   ----------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $   412,692     $  741,701   $  764,488
  Accounts receivable, less allowance of $207,809
    (unaudited) at September 30, 1999, $160,392 in 1998 and
    $143,338 in 1997........................................     2,626,812      2,813,220    2,573,775
  Prepaid expenses..........................................       171,289         77,328       27,220
  Deferred income taxes.....................................       128,000        128,000           --
  Other receivables.........................................        81,184        107,277       75,719
                                                               -----------     ----------   ----------
Total current assets........................................     3,419,977      3,867,526    3,441,202
Property and equipment:
  Office furniture and equipment............................       316,247        312,447      315,198
  Leasehold improvements....................................        45,122         45,122       45,123
  Computer equipment........................................       499,209        369,647      350,044
                                                               -----------     ----------   ----------
                                                                   860,578        727,216      710,365
  Less accumulated depreciation.............................      (567,767)      (445,556)    (338,222)
                                                               -----------     ----------   ----------
Net property and equipment..................................       292,811        281,660      372,143
Loan fees, net of accumulated amortization of $80,296 in
  1998 and $26,346 in 1997..................................       260,159        298,853      334,803
Intangible asset, net of accumulated amortization of
  $225,000 in 1998 and $75,000 in 1997......................             0         75,000      225,000
                                                               -----------     ----------   ----------
                                                               $ 3,972,947     $4,523,039   $4,373,148
                                                               ===========     ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $ 1,218,837     $  928,770   $  860,048
  Accrued liabilities.......................................       338,129        397,353      282,795
  Deferred revenue..........................................       507,547        989,763      647,762
  Taxes payable.............................................            --             --      132,821
  Deferred income taxes.....................................       107,000             --      159,000
  Current portion of capital leases.........................        80,461         74,490       67,212
  Current portion of notes payable to related parties.......       107,010        160,000           --
                                                               -----------     ----------   ----------
Total current liabilities...................................     2,358,984      2,550,376    2,149,638
Long-term portion of capital leases.........................        79,908        142,243      218,836
Notes payable to related parties............................     2,326,830      1,845,617    1,892,333
Deferred income taxes.......................................            --        107,000           --
Other long-term liabilities.................................       117,457        151,558           --
Commitments and contingencies
Redeemable preferred stock:
  Preferred stock, issuable in series, $.001 par value,
    12,000 shares authorized; $100 per share liquidation
    value:
    Series A, redeemable preferred stock, 7,000 shares
      authorized; 6,200 shares issued and outstanding in
      1998 and 1997 (redemption value of $685,100)..........       197,963        197,963       65,992
    Series B, redeemable preferred stock, 5,000 shares
      authorized; 5,000 shares issued and outstanding in
      1998 and 1997 (redemption value of $500,000)..........       107,148        107,148       35,719
Shareholders' equity (deficit):
  Common stock, $.001 par value, 20,000,000 shares
    authorized; 4,654,145 (unaudited) shares issued as of
    September 30, 1999, 4,642,787 shares issued in 1998 and
    4,662,542 shares in 1997................................         4,654          4,643        4,663
  Additional paid-in-capital................................         9,471             --      199,642
  Accumulated deficit.......................................    (1,229,468)      (583,509)    (193,675)
                                                               -----------     ----------   ----------
Total shareholders' (deficit) equity........................    (1,215,343)      (578,866)      10,630
                                                               -----------     ----------   ----------
                                                               $ 3,972,947     $4,523,039   $4,373,148
                                                               ===========     ==========   ==========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                 YEAR ENDED DECEMBER 31
                                 ------------------------   ---------------------------------------
                                    1999          1998         1998          1997          1996
                                 -----------   ----------   -----------   -----------   -----------
                                       (UNAUDITED)
Revenues:
  Licenses.....................  $ 1,831,172   $1,737,438   $ 2,392,583   $ 2,105,301   $   979,141
  Service and support..........    4,585,366    3,198,204     4,604,541     3,399,074     3,386,197
  Hardware.....................    3,168,424    3,133,083     4,525,538     5,418,202     2,968,239
                                 -----------   ----------   -----------   -----------   -----------
Total revenues.................    9,584,962    8,068,725    11,522,662    10,922,577     7,333,577

Operating expenses:
  Cost of license revenue......      355,272      346,338       498,031       527,082       179,174
  Cost of service and support
    revenue....................    2,475,991    2,035,608     2,734,878     2,498,159     2,466,812
  Cost of hardware revenue.....    2,764,945    2,750,342     3,684,431     4,519,858     2,254,561
  General and administrative...    2,749,837    2,347,870     2,499,123     1,921,569     1,581,882
  Sales and marketing..........    1,298,699      824,911     1,978,027     1,588,379     1,063,893
  Research and development.....      440,578      272,866       396,965       139,144       136,280
                                 -----------   ----------   -----------   -----------   -----------
                                  10,085,322    8,577,935    11,791,455    11,194,191     7,682,602
                                 -----------   ----------   -----------   -----------   -----------

Loss from operations...........     (500,360)    (509,210)     (268,793)     (271,614)     (349,025)

Other income (expense):
  Interest income..............       88,095       32,819        29,690        35,052        18,418
  Interest expense.............     (233,694)    (234,837)     (318,716)     (200,939)      (21,672)
  Cumulative effect of change
    in taxable status of
    entity.....................           --           --            --      (236,000)           --
                                 -----------   ----------   -----------   -----------   -----------
Loss before income taxes.......     (645,959)    (711,228)     (557,819)     (673,501)     (352,279)
  Income tax benefit
    (expense)..................           --      207,725       179,794       (76,000)           --
                                 -----------   ----------   -----------   -----------   -----------
Net loss.......................     (645,959)    (503,503)     (378,025)     (749,501)     (352,279)
Accretion of:
  Series A preferred stock.....           --      (98,978)     (131,971)      (65,986)           --
  Series B preferred stock.....           --      (53,572)      (71,429)      (35,714)           --
                                 -----------   ----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders.................  $  (645,959)  $ (656,053)  $  (581,425)  $  (851,201)  $  (352,279)
                                 ===========   ==========   ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                         COMMON STOCK        ADDITIONAL
                                    ----------------------     PAID-IN     ACCUMULATED
                                      SHARES       AMOUNT      CAPITAL       DEFICIT        TOTAL
                                    -----------   --------   -----------   -----------   -----------
Balance at January 1, 1996........    8,500,000   $ 2,000    $        --   $ 1,500,421   $ 1,502,421
  Net loss........................           --        --             --      (352,279)     (352,279)
  Distributions to Shareholders...           --        --             --       (30,000)      (30,000)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1996.....    8,500,000     2,000             --     1,118,142     1,120,142
  Issuance of common stock........       97,112        97         43,403            --        43,500
  Issuance of common stock upon
    exercise of preemptive
    right.........................      315,430       315           (215)           --           100
  Adjustment to par value for
    stock split...................           --     6,501         (6,501)           --            --
  Issuance of Series A preferred
    stock.........................           --        --        619,994            --       619,994
  Issuance of Series B preferred
    stock.........................           --        --        499,995            --       499,995
  Issuance of warrant to purchase
    2,166,377 common shares.......           --        --        198,100            --       198,100
  Shares acquired in shareholder
    buyout........................   (4,250,000)   (4,250)    (1,053,434)     (562,316)   (1,620,000)
  Accretion of Series A preferred
    stock.........................           --        --        (65,986)           --       (65,986)
  Accretion of Series B preferred
    stock.........................           --        --        (35,714)           --       (35,714)
  Net loss........................           --        --             --      (749,501)     (749,501)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1997.....    4,662,542     4,663        199,642      (193,675)       10,630
  Issuance of common stock for
    services......................       43,331        43         13,886            --        13,929
  Issuance of warrant to purchase
    100,000 common shares.........                                18,000            --        18,000
  Shares acquired in shareholder
    buyout........................      (63,086)      (63)       (39,937)           --       (40,000)
  Accretion of Series A preferred
    stock.........................           --        --       (131,971)           --      (131,971)
  Accretion of Series B preferred
    stock.........................           --        --        (59,620)      (11,809)      (71,429)
  Net loss........................           --        --             --      (378,025)     (378,025)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1998.....    4,642,787   $ 4,643    $        --   $  (583,509)  $  (578,866)
                                    ===========   =======    ===========   ===========   ===========

The following information is
  unaudited:
  Issuance of common stock........       11,358        11          9,471            --         9,482
  Net loss........................                                            (645,959)     (645,959)
                                    -----------   -------    -----------   -----------   -----------
Balances at September 30, 1999....    4,654,145   $ 4,654    $     9,471   $(1,229,468)  $(1,215,343)
                                    ===========   =======    ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                 ---------------------   ---------------------------------
                                                   1999        1998        1998        1997        1996
                                                 ---------   ---------   ---------   ---------   ---------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.......................................  $(645,959)  $(503,503)  $(378,025)  $(749,501)  $(352,279)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
    Depreciation and amortization..............    122,211     227,844     309,121     217,664      98,707
    Amortization of loan fees..................         --          --      53,950      26,346          --
    Amortization of rental fees................         --          --       3,789          --          --
    Accretion on note payable to related party
      for warrant..............................         --          --      28,284      15,333          --
    Provision for bad debts....................         --          --     219,153       9,023          --
    Common stock issued for services...........         --          --      13,929          --          --
    Deferred income taxes......................         --          --    (180,000)    159,000          --
    Change in operating assets and liabilities:
      Accounts receivable......................    186,407     341,391    (458,598)   (300,669)   (305,517)
      Prepaid expenses and other receivables...    (67,867)    (80,250)    (81,666)    (43,339)    109,596
      Accounts payable.........................    290,067     288,423      68,722     286,404     397,603
      Accrued liabilities and other............     47,785      81,503     106,980      19,779     100,571
      Deferred revenue.........................   (482,216)   (102,438)    342,001     349,047      58,745
      Income taxes payable.....................         --    (349,158)   (132,821)    132,821          --
                                                 ---------   ---------   ---------   ---------   ---------
Net cash (used in) provided by operating
  activities...................................   (549,572)    (96,188)    (85,181)    121,908     107,426

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment............    (19,668)    (31,537)    (68,638)    (62,679)   (106,996)
Proceeds from sale of property and equipment...         --          --          --          --       5,054
Addition of intangible asset...................         --          --          --    (300,000)         --
                                                 ---------   ---------   ---------   ---------   ---------
Net cash used in investing activities..........    (19,668)    (31,537)    (68,638)   (362,679)   (101,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes to related parties.........    460,000     160,000     160,000          --          --
Principal payments on notes to related
  parties......................................         --          --     (75,000)    (25,000)         --
Net proceeds from issuance of debt.............         --          --          --   1,638,851          --
Proceeds from borrowings under line of
  credit.......................................         --          --          --          --     200,000
Principal payments on line of credit...........         --          --          --    (200,000)   (160,000)
Net proceeds from lease buyout.................         --          --     155,347          --          --
Principal payments on capital lease
  obligations..................................   (229,251)    (99,919)    (69,315)    (61,182)    (35,462)
Net proceeds from issuance of common stock.....      9,482          --          --      43,600          --
Proceeds from issuance of preferred stock......         --          --          --     500,000          --
Issuance of warrant............................         --          --          --         100          --
Shareholder buyout.............................         --     (35,000)    (40,000)   (900,000)         --
Distributions to shareholders..................         --          --          --          --     (30,000)
                                                 ---------   ---------   ---------   ---------   ---------
Net cash provided by (used in) financing
  activities...................................    240,231      25,081     131,032     996,369     (25,462)
                                                 ---------   ---------   ---------   ---------   ---------
Net (decrease) increase in cash................   (329,009)   (102,644)    (22,787)    755,598     (19,978)
Cash at beginning of year......................    741,701     764,488     764,488       8,890      28,868
                                                 ---------   ---------   ---------   ---------   ---------
Cash at end of period..........................  $ 412,692   $ 661,844   $ 741,701   $ 764,488   $   8,890
                                                 =========   =========   =========   =========   =========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Assist Cornerstone Technologies, Inc., (the Company) is a Utah Corporation formed in December 1987. The Company develops financial accounting software designed to run on the IBM AS/400. The Company has a working relationship with IBM, which includes the remarketing of IBM hardware. The Company generates revenue from four primary sources: license fees, consulting services, software support agreements, and hardware resales.

    The Company employs a direct sales force with salespersons located in California, Florida, Illinois, and Utah.

    On June 11, 1997 the Company entered into a series of transactions, the net effect of which was a recapitalization of the Company. The Company received $2,500,100 from an outside group of investors. Of this total, $2,000,000 was received in exchange for a promissory note (Note 4) bearing interest at twelve percent and due in seven years; $500,000 was received in exchange for 5,000 shares of Series B Non-Cumulative Non-Voting Redeemable Preferred Stock; and, $100 was received for 2,166,377 warrants convertible into common stock at zero cost.

    The Company used a portion of the proceeds to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable and 6,200 shares of Series A Cumulative Convertible Redeemable Exchangeable Non-Voting Preferred Stock.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions. The Company sells its products to distributors and end users. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition and requires deposits from new customers. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to end users or distributors.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Assets acquired pursuant to capital lease obligations are amortized over the assets' estimated useful lives. Maintenance and repairs are expensed as incurred.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

    Intangible assets consist of a non-compete agreement that is stated at cost. Amortization is calculated on the straight-line method, a rate based on an estimated useful life of two years.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

DEFERRED REVENUE

    Service revenue is deferred and recognized ratably over the term of the service contracts, on a straight-line basis. Costs for work performed under the service contracts are charged to operations as incurred.

INCOME TAXES

    The Company was an S Corporation from inception through June 11, 1997 and therefore did not compute a federal or state income tax provision under current tax laws. Shareholders were taxed on their share of the Company's income while the Company was an S Corporation. From June 12, 1997 forward the Company will operate as a C Corporation. The 1997 tax provision on the financial statements reflects the cumulative effect of changing from an S corporation and also provides for the period the Company was a C Corporation.

    The Company uses an asset and liability approach to account for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities and net operating loss and tax credit carry forwards.

STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

REVENUE RECOGNITION

    Revenue from license fees is recognized after a signed contract has been secured and the software has been delivered. Installation of the software and employee training are the responsibilities of each customer.

    Support revenue is recognized ratably over the life of the support contract, which is generally one year. Service revenue from consulting and custom programming is recognized as the services are

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

performed. The associated costs are included in the cost of service and support revenue. Hardware revenue is recognized on the date IBM ships the hardware to the customer with the associated costs included in cost of hardware revenue.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

    Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

ADVERTISING COSTS

    Advertising costs are expensed during the year in which they are incurred. Advertising costs were $51,234, $14,736, and $33,184 respectively for years ended December 31, 1998, 1997 and 1996.

    Advertising costs for the unaudited periods ended September 30, 1999 and 1998 were $246,971 and $43,167, respectively.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which is effective for fiscal years beginning after December 15, 1997. SFAS
No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. There were no items of other comprehensive income in 1998 or prior.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information were as follows:

                                     NINE MONTHS
                                        ENDED          YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,   ------------------------------
                                        1999          1998       1997       1996
                                    -------------   --------   --------   --------
                                     (UNAUDITED)
                                    -------------
Cash paid for:
  Interest........................     $190,881     $288,075   $185,606   $ 21,672
  Income taxes....................           --           --     24,000         --

SCHEDULE OF NON CASH INVESTING AND
  FINANCING ACTIVITIES
  Issuance of warrant(s) in
    connection with $160,000 note
    in 1998 and $2,000,000 note in
    1997..........................           --       18,000    198,000         --
  Issuance of note in shareholder
    buyout........................           --           --    100,000         --
  Property and equipment acquired
    under capital lease...........           --           --         --    344,781

3. COMMITMENTS AND CONTINGENCIES

    The Company entered into a $345,000, sixty month lease agreement in September 1996. The agreement was used to acquire furniture, a phone system, and computer equipment for the new leased facilities and is collateralized by this equipment. The ownership of the equipment passes to the Company at the end of the lease period. The lease carries an annual interest rate of 10.4%. Annual lease payments total $93,746.

    The Company entered into a sixty month lease agreement in October 1995. The Company acquired leasehold improvements valued at $20,255, and the lease is collateralized by these improvements.

    The Company entered into an operating lease with a related party for its new headquarters in May 1996. Beginning November 1, 1998, the Company agreed to modify the lease. In exchange for consideration received of $155,347, the Company agreed to a monthly rent increase of $4,205 through the remaining term of the lease. The consideration received has been capitalized and is being offset against future rent expense on a straight-line basis over the remaining initial lease term. The lease runs through April 30, 2004, and contains an option to renew the lease for two, successive five year periods. The Company may exercise the option at any time. The lease requires future annual payments of $201,856. The Company entered into two other facilities leases in 1997. One lease is for a sales office in Illinois, and the other is for a sales office in Southern California. Both leases are on a month to month basis. Rent expense was approximately $161,000, $157,000 and $127,148 for 1998, 1997 and 1996,
respectively. Rent expense was approximately $132,000 and $120,000 for the unaudited nine months ended September 30, 1999 and 1998, respectively.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

3. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The following summarizes the future minimum lease payments required under leases with initial terms greater than one year as of December 31, 1998:

                                                                               OPERATING
YEAR ENDING DECEMBER 31                                       CAPITAL LEASES     LEASE
-----------------------                                       --------------   ----------
1999........................................................     $ 93,746      $  222,899
2000........................................................       92,483         207,993
2001........................................................       66,521         201,856
2002........................................................           --         201,856
2003........................................................           --         201,856
Thereafter..................................................           --          67,285
                                                                 --------      ----------
Total.......................................................      252,750       1,103,745
Amount representing interest................................      (36,017)
                                                                 --------
Present value of minimum payments...........................      216,733
Current portion of capital leases...........................      (74,490)
                                                                 --------
Long-term portion of capital leases.........................     $142,243
                                                                 ========

    Furniture and equipment includes assets recorded under capital leases of approximately $243,632 at December 31, 1998 and 1997. Accumulated depreciation on assets recorded under capital leases was $192,914 and $115,749 at December 31, 1998 and 1997. Furniture and equipment assets under capital leases totaled $243,632 (unaudited) as of September 30, 1999. Accumulated depreciation on assets recorded under capital leases was $266,993 (unaudited) as of September 30, 1999.

    The Company is involved in various legal proceedings which arise from time to time in connection with the conduct of the Company's business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

4. DEBT FINANCING

    On June 11, 1997 the Company issued a $2,000,000 Note to an outside group of investors. The Note is due in seven years and carries an interest rate of twelve percent. Interest is due monthly with principal payments due quarterly over the final three years of the Note. The Note is secured by all tangible and intangible assets of the Company. The Company has various financial covenants that it must conform to under the terms of the Note.

    At December 31, 1998 the Company was in violation of certain loan covenants under the debt agreement (see Note 9).

    On February 13, 1998 the Company issued a $160,000 secured convertible promissory note to an outside group of investors with a warrant to purchase up to 100,000 common shares at $.45 per share. The note is convertible at any time into 1,600 Series B preferred shares, subject to certain adjustments. In addition, the Company will issue a warrant to purchase 257,341 common shares at $.45 per share, if the outside group of investors converts the note to Series B preferred shares. The note is due in one year and carries an interest rate of ten percent. Interest is due monthly. Interest payments on the notes totaled $172,111 (unaudited) for the nine months ended September 30, 1999.

    Interest payments on the Notes totaled $252,000 and $134,667 for the years ended December 31, 1998 and 1997, respectively.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

5. REDEEMABLE PREFERRED STOCK

    On June 9, 1997 the Company authorized a total of 12,000 shares of Redeemable Preferred Stock, with a par value per share of $0.001 and a liquidation value per share of $100. The Redeemable Preferred Stock is issuable in series consisting of 7,000 shares of Series A 7% Cumulative Convertible Redeemable Exchangeable Non-Voting preferred stock (Series A Preferred) and 5,000 shares of Series B 8% Non-Cumulative Non-Voting Redeemable preferred stock (Series B Preferred).

    In exchange for $100 and in connection with the recapitalization, the Company issued a warrant convertible into 2,166,377 shares of common stock at zero cost. An additional $500,000 was received in exchange for 5,000 shares of Series B Preferred. The holder of the Series B Preferred and warrant is entitled to designate two of the five directors to the Company's Board of Directors. The Series B Preferred is mandatorily redeemable upon maturity, prepayment or mandatory prepayment of the Note (See Note 4). Accretion totaling $71,429 and $35,714 have been recorded in the accompanying balance sheets for the years ended December 31, 1998 and 1997, respectively, as an increase to the value of the Series B Preferred stock to reflect the redemption provision.

    In June 1997, the Company used a portion of the proceeds from the recapitalization to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable (none of which remains outstanding at December 31, 1998) issued by the Company and 6,200 shares of Series A Preferred stock. The Series A Preferred stock is convertible on a share-for-share basis into common stock at $1.50 per share. The Series A Preferred stock is mandatorily redeemable if the Note is still outstanding at the end of the 85(th) month from the original issue date. The preferred shares, however, cannot be redeemed if the Note is in default or redemption of the preferred shares would cause the Note to be in default or cause a reduction in the Company's capital to less than the amount of capital required by law. At December 31, 1998 and 1997, the Company accreted $131,971 and $65,986, respectively, relating to the Series A preferred shares.

6. SHAREHOLDERS' EQUITY

    In March 1997, the Company authorized a 425 for one forward stock split. All share amounts have been retroactively adjusted to reflect the forward stock split.

    At December 31, 1998, the Company had reserved 5,940,319 shares of common stock for future issuance, including 413,333 shares reserved for the conversion of Series A Preferred, 2,719,275 shares for exercise of warrants, and 2,807,711 shares for the exercise of stock options.

    On June 9, 1997 the Company changed the par value per share of the Common Stock from $0.0002 to $0.001 and increased the number of authorized shares of the Company's Common Stock from 10,000,000 shares to 20,000,000 shares

    In 1997, a former shareholder exercised his preemptive right to purchase
5 percent of the Company's common stock for $100, which resulted from the sale of ten percent or more of the then outstanding stock.

STOCK OPTION PLAN

    On March 1, 1996, the Board of Directors adopted an employee stock option plan which authorized 1,000,000 common shares for issuance under the provisions of the plan. The stock option plan was subsequently amended to increase the authorized number of common shares issuable to 2,807,711. In 1996 the Company granted 740,500 options to employees and 3,000 options to a

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)

consultant. During 1997, 410,830 options were granted to Company personnel and 31,602 shares were issued to an outside consultant. The options issued to Company personnel vest three or four years from the date of grant and expire no more than ten years from the date of grant.

    A summary of stock option activity, and related information for the years ended December 31, 1996, 1997 and 1998 follows:

                                                                 OUTSTANDING STOCK
                                                                      OPTIONS
                                                    SHARES     ---------------------     WEIGHTED-
                                                   AVAILABLE   NUMBER OF   PRICE PER      AVERAGE
                                                   FOR GRANT    SHARES       SHARE     EXERCISE PRICE
                                                   ---------   ---------   ---------   --------------
March 1, 1996....................................  1,000,000          --         --           --
  Options granted................................   (743,500)    743,500   $    .60         $.60
  Options canceled...............................     17,000     (17,000)  $    .60         $.60
                                                   ---------   ---------
Balance at December 31, 1996.....................    273,500     726,500   $    .60         $.60
  Additional authorization.......................  1,807,711          --         --           --
  Options granted................................   (442,432)    442,432   $.45-.60         $.58
  Options canceled...............................    249,477    (249,477)  $    .60         $.60
                                                   ---------   ---------
Balance at December 31, 1997.....................  1,888,256     919,455   $.45-.60         $.60
  Options granted................................   (207,900)    207,900   $    .45         $.45
                                                   ---------   ---------
Balance at December 31, 1998.....................  1,680,356   1,127,355   $.45-.60         $.51
                                                   =========   =========
Exercisable at December 31, 1998.................                228,139   $    .45         $.45
                                                               =========

    The weighted average fair value of options granted for the years ended December 31, 1998, 1997 and 1996 was $.18, $.18 and $.15, respectively. The weighted average remaining contractual life of the options outstanding and options exercisable at December 31, 1998 was 8.5 years.

    Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 5.0; dividend yield of 0%; and a weighted-average expected life of the option of 10 years.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Because the effect of SFAS No. 123 is prospective, the initial impact on pro forma net loss may not be representative of compensation expense in future years.

    For the years ended December 31, 1998, 1997 and 1996, pro forma net loss was approximately $343,000, $805,000 and $374,074, respectively.